Exhibit 99.1

                 CENDANT COMPLETES ACQUISITION OF FAIRFIELD
                   FOR APPROXIMATELY $690 MILLION IN CASH

     Property Development Portion of Fairfield Contributed to Separate Entity


NEW YORK, NY, APRIL 2, 2001 - Cendant Corporation (NYSE:CD) today announced that it has completed its acquisition of Fairfield Communities, Inc. for approximately $690 million in cash. As previously announced, the Company expects the acquisition to be immediately accretive to Cendant's earnings.

Cendant Chairman, President and CEO, Henry R. Silverman stated: "The Fairfield acquisition should accelerate our earnings per share growth in three ways. First, Fairfield's earnings are rapidly growing. In the fourth quarter of 2000, for example, Fairfield increased earnings per share by 33%, excluding one-time merger costs. Second, the Cendant database, which will now be available to Fairfield's marketing group, should provide more qualified leads. A one point increase in the annual closing rate of vacation interval sales would increase pre-tax income by $25 million. And, third, Fairfield's core competencies will allow us to expand RCI's service offerings to the timeshare industry to include resort sales and marketing, property management, and consumer financing services."

Additionally, Fairfield has transferred the property development portion of Fairfield's business to a new independent entity, FFD Development Company, LLC ("DevCo"). The new independent property development company, which will be capitalized with over $200 million of common and preferred interests and available bank debt, will serve as a developer of timeshare resorts for Fairfield. Fairfield will serve as the exclusive sales and marketing agent for DevCo and will continue to provide property management and consumer financing services to its property owner associations and vacation-owning customers, respectively. All of the common interests of DevCo will be owned by FFD Trust, a New York business trust unaffiliated with Cendant. Cendant will retain a preferred equity interest in DevCo and will hold a warrant to purchase a common equity interest.

Fairfield Communities, with more than 324,000 vacation-owning households, is the largest vacation ownership company in the United States, marketing and managing resort properties at 33 locations in 12 states and the Bahamas. Fairfield operates over 32 dedicated sales centers and manages over 110 timeshare and whole ownership resort associations.

Cendant Corporation is a diversified global provider of business and consumer services primarily within the real estate and travel sectors. The Company's core competencies include building franchise systems and providing outsourcing services. Cendant is among the world's leading franchisers of real estate brokerage offices, hotels, rental car agencies, and tax preparation services. Cendant is also a provider of outsourcing solutions to its business partners including mortgage origination, employee relocation, customer loyalty programs, vacation exchange services and vacation interval sales. Other businesses include the UK's largest private car park operator and electronic reservations processing for the travel industry. With headquarters in New York City, the Company has approximately 60,000 employees and operates in over 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by calling 877-4INFO-CD (877-446-3623) or by visiting the Company's Web site at www.Cendant.com.

Statements about future results made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Form 10-K for the year ended December 31, 2000.

Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of Cendant and its affiliates. Certain of such uncertainties and contingencies are specified in Cendant's Form 10-K for the year ended December 31, 2000. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.


MEDIA CONTACT:               INVESTOR CONTACTS:
Elliot Bloom                 Denise Gillen         Sam Levenson
212-413-1832                 212-413-1833          212-413-1834